Exhibit 99.2

Transcript of the Okta, Inc. Earnings Conference Call Held on December 5, 2018

Catherine Buan, VP of Investor Relations

Good afternoon, and thank you for joining us on today’s conference call to discuss Okta’s fiscal third quarter 2019 financial results. My name is Catherine Buan, VP of Investor Relations at Okta. With me on today’s call are Todd McKinnon, Okta’s co-founder and chief executive officer, Bill Losch, the company’s chief financial officer, and Frederic Kerrest, the company’s co-founder and chief operating officer.

Statements made on this call include forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our financial outlook, our market positioning and benefits that may be derived from our recent acquisition. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made.

In addition, during today’s call we will discuss non-GAAP financial measures. These non-GAAP financial measures are in addition to, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their closest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation between GAAP and non-GAAP financial measures is available on our earnings release.

Further information on these and other factors that could affect the company’s financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled “Risk Factors” in the Quarterly Report on Form 10-Q previously filed with the SEC.

You can also find more detailed information in our supplemental financial materials which includes trended financial statements and key metrics posted on our investor relations website.

Now, I’d like to turn the call over to Todd McKinnon. Todd?

Todd McKinnon, CEO

Thanks, Catherine, and thanks, everyone for joining us today.

Before we begin the call, I’d like to take a moment to recognize this day of memorial for the late President George H.W. Bush. We honor his presidency and lifetime of public service to our country, and our thoughts are with his family today.

Our third fiscal quarter was another outstanding quarter for Okta, with total revenue and calculated billings both up 58% year-over-year. We continued to invest across our business while improving our bottom line. Operating margin improved over 22 points, and free cash flow margin improved more than 18 points year-over-year, making us free cash flow positive for the first time.

We also had a record quarter in terms of customer growth. We added over 450 new customers in Q3, bringing our total to over 5,600 customers. Even more exciting is the momentum with our largest customers. We saw 55% growth in customers with over $100,000 in annual recurring revenue, which represents a record 100 net new adds in a quarter.

This momentum is an indicator that Identity is an increasingly strategic imperative for organizations in every industry, and validates Okta’s approach to helping organizations manage all their identities through our independent cloud platform.

As a reminder, we address two markets: workforce identity – the identities of employees, contractors and partners - and customer identity- the identities of our customers’ customers. We closed a number of significant deals in the quarter. I’ll highlight a few of them.

First, Hertz Global Holdings, a car rental company that operates in 150 countries, is an exciting new deal for us. The company chose Okta to securely connect all of its employees to the hundreds of applications they use to run their business. Hertz will use our workforce identity products, namely Okta’s Single Sign On, Universal Directory and Multi-Factor Authentication, to provide a better and more secure user experience for its associates around the world and reduce IT helpdesk and administration cost.

Next, an international financial services company with over 750,000 members was a new customer identity and workforce identity win for us in the quarter. The company recognized that its outsourced identity solution lacked a full view of its customers and did not support its digital initiatives. They worked with Deloitte to find a single identity platform that could manage and secure both its members and employees. They selected Okta’s customer identity products to provide personalized experiences for its members, and our workforce identity products, including Single Sign On, Universal Directory, Lifecycle Management and Adaptive Multi-Factor Authentication, to streamline employee access to workforce applications.

A noteworthy upsell in the quarter was the US Department of State, who had initially purchased Okta for authentication for its more than 100,000 external industry partners, but will now expand to its entire workforce. The State Department evaluated multiple identity solutions to strengthen its security posture and support its transition to the cloud. We believe the State Department selected Okta as its enterprise-wide workforce identity solution because of our credibility across the government sector to secure identities and digital assets across a wide variety of users and technologies. Okta’s Single Sign On, Universal Directory, Lifecycle Management and Adaptive Multi-Factor Authentication products will provide 170,000 State Department employees, contractors, and agency partners with secure, seamless access to web and cloud-based applications, such as Office 365, ServiceNow, Box and AWS.

We are very excited about the customer momentum in the quarter. Not only are we seeing more deals, we’re also seeing broader adoption of our technology. And we’ll continue to innovate and expand on our platform.

There are a couple overarching take-aways I want to highlight from the third quarter:

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First, we are seeing traction with the investments we’ve made in our partner strategy. In particular, our partner ecosystem is growing significantly as the awareness around identity is increasing and the space is becoming better defined. Meanwhile, large players such as Deloitte and VMWare have recognized Okta as a vendor of choice for identity solutions, which further enhances our positioning in these partner opportunities. We’re pleased with our momentum in partner deals in the quarter, including the US Department of State, and believe we are in the early innings of seeing upside from these relationships.

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And second, we’ve continued to build out our Zero Trust security framework. Last quarter, I talked about our acquisition of ScaleFT as an important step in furthering our positioning in Zero Trust security. We believe that identity is the foundation for enabling Zero Trust security, and we’re encouraged to see that validated both by our customers and the industry. Last month, Forrester Research published its first-ever Wave evaluation of the Zero Trust security framework in which Okta was recognized as a Strong Performer and earned the highest possible score in the criteria “people/workforce security,” “vision and strategy” and “market approach.”

We’re very pleased with our consistently strong results and the momentum we’re seeing. And we think it’s being driven by several factors.

We believe significant technology transitions are pushing the market in our direction. First, every organization we talk to is on a journey to the cloud. Second, they’re thinking about how to become technology companies and better engage with customers online or through custom and mobile applications. And third, security has become a priority at the highest level. As these transitions unfold, organizations are recognizing the critical role that identity must play in their environments. And while cloud, digital transformation, and security are top priorities, most organizations are still relatively early in their journeys to realize their full potential. We believe Okta’s opportunity will grow alongside all three of these transitions as they continue to mature over time.

The market is validating our belief that identity is the foundation for securely connecting people and technology. And we believe that Okta is leading in identity and winning for a few important reasons.

First, we have a fundamentally different approach to the space than our competitors. The Okta Identity Cloud is a completely independent and neutral cloud platform for identity. Because our business isn’t tethered to the success of specific applications, customers appreciate that Okta will let them choose and continuously adopt the best technologies for their business. Our customers think of Okta as an independent platform that helps them future-proof their technology investments.

Second, is the Okta Integration Network. Because of the central role Okta plays for our customers, we strive to integrate to every technology those customers want to use. With more than 5,500 pre-built integrations to cloud and on-premise applications and advanced integrations to network security providers like Palo Alto Networks, security analytics providers like Splunk, and IT operations providers like ServiceNow, we believe the Okta Integration Network is our single biggest differentiator in the market. The breadth and depth of our integrations are critical - especially in this industry - because the kinds of capabilities that we offer are only as useful as the technologies they integrate with. Many of the reasons our customers love Okta are the result of our long term and continued investments and innovation in the Okta Integration Network. Reasons such as the speed of implementation, the ability to roll out applications in days or weeks versus months or years, the ability to address a very complex set of problems with a simple and intuitive solution, and the ability to keep pace with technology. And what we’ve seen as a result is a powerful network effect that is generating a ton of value for Okta, our customers, and our ecosystem of partners. As we integrate to more technologies, we become more valuable to our customers. As we attract more customers, technology providers become more incentivized to integrate to Okta.

The third reason we’re winning is that we’re uniquely able to serve as the identity standard for our customers because we offer a single identity platform for every type of user in an organization’s ecosystem - from their employees and contractors to their partners and their customers. Increasingly, we’re seeing customers adopt Okta as this single standard, and retire legacy infrastructure along the way, including both long time customers like Experian, Allergan, or Adobe, and newer customers like Major League Baseball, who recently presented at our Investor Day. They are able to manage and secure all of their identities in a consistent way, from a single platform.

The last thing I’ll call out that sets us apart is our customer-first focus. We think of customer success in a much broader way than most technology companies - even most cloud technology companies. For most, customer success is about making sure customers are successful on your platform; that they’re able to successfully implement it and use it. This is of course true for us as well. However, since Okta is an enabling platform for people and technology, it has to be more.

Our customers buy Okta to make the rest of their technology even better. For example, many use Okta to automate provisioning from their HR systems to downstream applications. Even more use Okta to roll out applications like Office 365 to highly distributed environments. Their metrics for success aren’t just about being successful with Okta, they’re about being able to automate provisioning through Workday to improve employee onboarding and offboarding, or being able to roll out Office 365 to large global organizations in a matter of weeks. These are the kinds of success stories we care about most. And since we’ve done these kinds of implementations countless times, our customers are able to lean on our experience and expertise to ensure they’re successful with Okta and the technologies we connect to.

In summary, the market is being driven our way as momentum in cloud, digital transformation, and security are all converging on identity. And we’re winning because of our independent and neutral approach, the breadth and depth of the Okta Integration Network, our ability to offer one platform for every use case, and our customer-first focus.

Thanks again for your time today, and I’ll now turn it over to Bill to walk through the financial results.

Bill Losch, CFO

Thanks Todd, and thanks again to everyone for joining us.

I’ll first go through our results for the third quarter of fiscal year 2019 before discussing our outlook. We had another strong quarter with revenue totaling $105.6 million, growing 58% year-over-year.

Subscription Revenue totaled $97.7 million in the third quarter, an increase of 58% year-over-year, representing 93% of our total revenue, up slightly from 92% in Q3 last year. Professional Services Revenue was $7.9 million, an increase of 56% over the same period last year.

Revenue from outside of the US grew 58% year-over-year and represented approximately 16% of our third quarter revenue, consistent with Q3 last year. We continue to view our international business as a long term growth driver and we are investing strategically to foster this incremental growth opportunity.

Moving on to billings. The current portion of calculated billings growth for the quarter was 57% year-over-year. Total calculated billings for the third quarter totaled $124.0 million, an increase of 58% over Q3 last year. We are very pleased with our calculated billings growth and the underlying demand that continues to drive our business. Contributing to our high billings growth rate was better than expected bookings linearity in the quarter and the beneficial timing of certain invoices.

Our growth has benefited from momentum of new customer additions as well as upsells within our customer base, across all of our segments. The total number of customers at the end of the quarter was over 5,600, up 42% year-over-year, a slight acceleration from Q2. We saw broad additions across our enterprise customer base and added a record number of net new customers with annual recurring revenue greater than $100,000, up 100 from the previous quarter to 937, representing 55% year-over-year growth.

Our dollar-based retention rate for the trailing twelve months ended October 31st remained strong at 120%, demonstrating the ongoing success we are having expanding within our existing customer base.

Before turning to expense items and profitability, I would like to point out that I will be discussing non-GAAP results going forward. Our GAAP financial results along with a reconciliation between GAAP and non-GAAP results can be found in our earnings release as well as the supplemental materials posted on our investor relations website.

Subscription gross margin continues to be strong at 82.2%, up 180 basis points versus the third quarter last year. Our Professional Services gross margin was negative 3.2% compared to negative 30.6% in the third quarter last year, primarily due to strong utilization and improving operational leverage.

Total gross margin was 75.8% in the third quarter, up 380 basis points year-over-year. Gross Profit was $80.0 million, up 66% year-over-year. Our gross margin represented a new record high as we continue to scale our platform.

Turning now to operating expenses.

Sales and marketing expense for Q3 was $50.7 million, compared to $43.7 million in Q3 last year. This represents 48% of total revenue, an improvement from 65% in the third quarter last year. This year-over-year improvement was aided by the expense impact due to the timing of Oktane, our annual customer event, which was held in Q3 of last year, but in Q2 this year.

R&D expense in Q3 was $21.3 million compared to $14.0 million in Q3 last year. This represents a growth rate of 52%, as we continue to invest significantly in the Okta Identity platform and our Okta Integration Network. At the same time, R&D as a percentage of revenue remained fairly consistent at 20%, compared to 21% in Q3 last year.

G&A expense was $14.5 million for the third quarter compared to $9.9 million in the third quarter last year. G&A was 14% of revenue, an improvement from 15% for Q3 last year.

Our total headcount was 1,473 as of October 31, growing 29% over Q3 of last year. We are adding headcount across the board to support the growth of our business and expect headcount growth to continue to accelerate in the fourth quarter as we further invest in our go to market initiatives and innovation across our platform capabilities.

We remain focused on durable growth and, as a result, we’ve seen continued improvement in our operating margin while maintaining strong top line growth. Operating loss in the quarter was $6.5 million, which is a margin of negative 6.1%, compared to negative 28.9% in the same period last year, a significant improvement of over 22 points.

Net loss per share in Q3 was $0.04, with 109 million basic shares outstanding. This compares to a net loss per share in Q3 last year of $0.19, with 95 million basic shares outstanding at the time.

Operating cash flow was positive $6.4 million in Q3. Operating cash flow margin was 6.1% compared to negative 14.2% in Q3 last year, an improvement of over 20 points. Our top line out-performance and continued margin improvement resulted in positive free cash flow in the quarter for the first time. Free cash flow came in at positive $1.4 million in the quarter. Free cash flow margin was 1.3%, an improvement of over 18 points compared to negative 16.8% for Q3 last year. We are particularly pleased with this given the impact we saw with capex in the quarter due to our on-going headquarter office expansion. While we are encouraged by our strong cash flow performance in the quarter, we continue to expect to see variability in free cash flow margin due to this expansion along with ongoing fluctuations in working capital.

Turning to the balance sheet, we ended the third quarter with $546 million in cash, cash equivalents and short-term investments. This includes the net proceeds of $307 million from the convertible senior notes we issued in Q1.

Moving on to guidance. For the fourth quarter fiscal 2019 we expect:

•	Total revenue of $107 to $108 million, representing a growth rate of 39% to 40% year-over-year

•	Non-GAAP operating loss of $12.5 to $11.5 million

•	Non-GAAP net loss per share of $0.09 to $0.08, assuming shares outstanding of approximately 110 million

For the full year fiscal 2019 we now expect:

•	Total revenue of $391 to $392 million, representing a growth rate of 52% to 53% year-over-year

•	Non-GAAP operating loss of $49 to $48 million

•	Non-GAAP net loss per share of $0.37 to $0.36, assuming shares outstanding of approximately 107 million

Although we are still early in financial planning for fiscal 2020, I would like to provide a preliminary view as you look at your models for next year. We currently estimate revenue for fiscal year 2020 to be between $510 million and $520 million, representing a growth rate of 30% to 33%.

In summary, I’m pleased with our consistent execution and the results we reported this quarter. We remain committed to durable growth, as outlined at our Investor Day in October. We see this growth coming from customer momentum, partner channel traction, international expansion, and innovation in our platform and network. In particular this quarter, we’re excited about the continued traction we’ve seen across our partner ecosystem. We remain confident in our positioning and long term strategy.

As Todd mentioned, we’ve seen benefit from the market tailwinds that are elevating the need for identity. These tailwinds, in addition to the success we’ve seen with our leading platform, integration network, and customer first approach, continue to put us in a winning position. We are excited about the opportunities ahead and look forward to closing out the year on a strong note.